Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2014 RESULTS

O-I generates second highest free cash flow in the Company’s history

PERRYSBURG, Ohio (February 2, 2015) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2014.

•      Full year 2014 earnings from continuing operations attributable to the Company were $1.01 per share (diluted), compared with $1.22 per share in 2013. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $2.63 per share compared with $2.72 per share in the prior year.

•      Fourth quarter 2014 adjusted earnings were $0.46 per share, compared with $0.51 per share in the same period of 2013.

•      Global volumes for 2014 were flat compared to the prior year, excluding the deliberate retrenchment in China. Volume growth in Europe was 2 percent, and South America posted 4 percent growth for the year, led by broad-based gains in beer.

•      O-I positioned itself to benefit from fast-growing Mexican beer imports to the U.S. through a joint venture with Constellation Brands, Inc. in Mexico, as well as a related long-term supply agreement with Constellation.

•      O-I generated $329 million of free cash flow(2) for the full year 2014, the Company’s second highest on record, despite an adverse currency impact of approximately $40 million.

•      The Company continues to employ disciplined capital allocation. As committed, O-I used 10 percent of its free cash flow to repurchase shares and also funded non-organic growth opportunities and reduced net debt. O-I’s leverage ratio(3) improved to 2.4 at year-end.

•      The Board of Directors authorized $500 million in share repurchases through 2017. The Company expects to repurchase at least $125 million in shares in 2015.

•      In 2015, the Company expects to generate $300 million of free cash flow for the third consecutive year, despite an expected $30 million headwind from currency exchange rates.

Commenting on the Company’s 2014 results, Chairman and Chief Executive Officer Al Stroucken said, “We successfully generated significant free cash flow, despite strong currency

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in the table entitled Reconciliation to Adjusted Earnings in this release.

(2)  Free cash flow is calculated as cash provided by continuing operating activities less additions to property, plant and equipment as presented in the appendix of the Company’s fourth quarter and full year 2014 earnings presentation.

(3)  The leverage ratio is calculated as total debt, less cash, divided by adjusted EBITDA as presented in the appendix of the Company’s fourth quarter and full year 2014 earnings presentation.

headwinds that intensified in the fourth quarter. Our European asset optimization program has strengthened financial performance in our largest region, and volume growth in South America allowed us to reach our margin target of 20 percent in that region. We are confident that our concentrated efforts to optimize our operations will improve financial performance, particularly in North America and Asia Pacific, where we experienced challenges in 2014.

“We successfully drove financial improvement by reducing our pension obligations and refinancing $600 million in debt. We will distribute benefits derived from our value-added actions to our shareholders through a $500 million share repurchase program. O-I is the world’s leading glass container maker, and we are well-positioned to generate sustainable, long-term value for our shareholders.”

	Three months ended		Year ended
	December 31		December 31
(Dollars in millions, except per share amounts and operating profit margin)	2014	2013	2014	2013

Net sales	$1,603	$1,761	$6,784	$6,967
Segment operating profit	180	195	908	947
Segment operating profit margin	11.3%	11.1%	13.5%	13.6%
Earnings (loss) attributable to the Company from continuing operations	(130)	(144)	167	202
Earnings (loss) per share from continuing operations (diluted)	$(0.79)	$(0.88)	$1.01	$1.22

Adjusted earnings (non-GAAP)	$75	$85	$436	$450
Adjusted earnings per share (non-GAAP)	$0.46	$0.51	$2.63	$2.72

Fourth Quarter 2014

Net sales in the fourth quarter of 2014 were $1.6 billion, down 9 percent from the prior year fourth quarter. The Company benefited from price gains of 1 percent. The stronger U.S. dollar adversely impacted the value of sales by 6 percent.

Sales volume declined by 4 percent. Volume in Europe increased 1 percent, driven by higher beer sales. Shipments in South America were down 4 percent. Volume in the Andean countries was on par with the prior year, while shipments in Brazil were down mid-single digits, as expected.

Volume in North America fell approximately 4 percent. Whereas sales volumes in most categories in the region were flat with prior year, volumes in beer were lower, consistent with the ongoing decline in major domestic beer sales. Shipments in Asia Pacific declined nearly 20 percent, due primarily to the deliberate retrenchment in China and lower sales in Australia.

Fourth quarter segment operating profit was $180 million, down $15 million compared with the prior year fourth quarter. Europe reported a nearly 40 percent increase in operating profit, primarily due to benefits from the asset optimization program and cost containment measures. South America’s operating profit was on par with prior year, driven by improved productivity and a geographic sales mix that offset lower shipments and currency headwinds in the quarter. North America’s profit contracted significantly year on year, due to sales volume declines and deeper production curtailments to control inventory. Asia Pacific reported lower profit due to lower sales and production volumes.

Corporate and other costs improved by $6 million compared with prior year, primarily driven by lower pension expense.

In the fourth quarter of 2014, the Company recorded several significant non-cash charges to reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these charges not representative of ongoing operations.

Full Year 2014

Full year net sales were $6.8 billion, down 3 percent from 2013. Price increased 1 percent on a global basis. Currency was a more than 2 percent headwind, primarily due to the Australian dollar, the Brazilian real and the Colombian peso.

Although sales volume fell nearly 2 percent for the year, shipments were on par with prior year when excluding the Company’s planned retrenchment in China. South America reported strong sales volumes on growth of 4 percent, led by record volumes in Brazil and recovery in the Andean region. Shipments in Europe increased 2 percent, driven by wine and beer gains.

Volume in North America was dampened by the ongoing decline in major domestic beer brands. Shipments in Asia Pacific were down 20 percent, primarily due to China, as well as the decline in beer and wine demand in Australia.

Segment operating profit was $908 million in 2014, compared with $947 million in the prior year. In Europe, operating profit increased 16 percent, driven by the asset optimization program, as well as sales volume gains. South America also achieved a double-digit expansion in operating profit due to productivity improvement and higher sales volumes.

North America and Asia Pacific reported lower operating profit in 2014. In North America, operating profit was dampened by reduced sales and production volumes, as well as lower productivity. In Asia Pacific, the Company responded to lower wine volumes in Australia by modestly reducing capacity to improve financial returns.

The Company entered into two promising agreements with Constellation Brands to supply glass containers for CBI’s growing Mexican beer export business to the United States. O-I and Constellation Brands created a joint venture to operate and expand a glass container plant adjacent to CBI’s brewery in Nava, Mexico. Separately, O-I will supply additional containers from North America under a long-term supply contract with Constellation Brands. These transactions are expected to be accretive to earnings in 2016 and allow the Company to benefit from the fast-growing Mexican beer import market in the United States.

Full year 2014 earnings from continuing operations attributable to the Company were $1.01 per share (diluted), compared with $1.22 per share in full year 2013. Excluding certain items management considers not representative of ongoing operations, adjusted earnings were $2.63 per share compared with $2.72 per share in the prior year.

Cash payments and new claims filed related to asbestos continued to decline. In 2014, payments were $148 million, down $10 million from 2013. In the fourth quarter, the Company conducted its annual comprehensive review of asbestos-related liabilities and recorded a charge of $135 million, as presented in the table entitled Reconciliation to Adjusted Earnings.

The Company continued its strong focus on cash generation in 2014. Despite lower segment operating profits, cash provided by continuing operations in 2014 was $698 million, similar to the strong performance in the prior year. The Company generated $329 million of free cash flow in

2014, the second highest in the Company’s history. This includes the nearly $40 million adverse impact of currency exchange rates.

The Company successfully refinanced $600 million in debt in the fourth quarter as part of its ongoing efforts to enhance financial flexibility. The new bonds extended the Company’s debt maturity profile. Net debt declined by $236 million for the year, aided by foreign exchange rates, resulting in an improved leverage ratio of 2.4 at year end 2014.

The Company’s ongoing efforts to reduce the cost and risk associated with its pension plans has resulted in a reduction of approximately $600 million in pension obligations in 2014.

In line with stated capital allocation priorities for free cash flow in 2014, the Company repurchased 1.1 million shares worth $32 million, funded the initial $115 million investment in the joint venture with Constellation Brands, and reduced net debt.

Outlook

Commenting on the Company’s outlook for 2015, Stroucken said, “While we are not projecting much change in local market conditions, we are expecting solid improvement in our operations due to our strong manufacturing and technology expertise and our concentrated focus on optimizing our manufacturing process. In addition, we will see some benefit from our re-financing activities, and we will adjust our approach to capital allocation by returning at least $125 million to our shareholders through share repurchases. In all, we expect to generate $300 million in free cash flow, despite a strong U.S. dollar causing an expected $30 million translation headwind.”

Reflecting unfavorable currency translation, O-I expects adjusted earnings for full year 2015 to be in the range of $2.20 to $2.60. Assuming constant currency (at 2014 currency rates), comparable adjusted earnings for full year 2015 are expected to be in the range of $2.60 to $3.00. The midpoint of the range using constant currency is higher than prior year adjusted earnings due to an anticipated improvement in operating results.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014 and employs approximately 21,100 people at 75 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for February 3, 2015

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Tuesday, February 3, 2015, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on February 3. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2015 earnings conference call is currently scheduled for Wednesday, April 29, 2015, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
	2014	2013	2014	2013

Net sales	$1,603	$1,761	$6,784	$6,967
Cost of goods sold	(1,366)	(1,470)	(5,531)	(5,636)

Gross profit	237	291	1,253	1,331

Selling and administrative expense	(141)	(129)	(523)	(506)
Research, development and engineering expense	(16)	(17)	(63)	(62)
Interest expense, net	(69)	(51)	(230)	(229)
Equity earnings	16	18	64	67
Other expense, net	(144)	(249)	(214)	(266)

Earnings (loss) from continuing operations before income taxes	(117)	(137)	287	335

Provision for income taxes	(3)	(10)	(92)	(120)

Earnings (loss) from continuing operations	(120)	(147)	195	215

Loss from discontinued operations	(1)	(3)	(23)	(18)

Net earnings (loss)	(121)	(150)	172	197

Net (earnings) loss attributable to noncontrolling interests	(10)	3	(28)	(13)

Net earnings (loss) attributable to the Company	$(131)	$(147)	$144	$184

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(130)	$(144)	$167	$202
Loss from discontinued operations	(1)	(3)	(23)	(18)
Net earnings (loss)	$(131)	$(147)	$144	$184

Basic earnings per share:
Earnings (loss) from continuing operations	$(0.79)	$(0.88)	$1.01	$1.22
Loss from discontinued operations	(0.01)	(0.02)	(0.14)	(0.11)
Net earnings (loss)	$(0.80)	$(0.90)	$0.87	$1.11

Weighted average shares outstanding (thousands)	164,422	164,709	164,721	164,425

Diluted earnings per share:
Earnings (loss) from continuing operations	$(0.79)	$(0.88)	$1.01	$1.22
Loss from discontinued operations	(0.01)	(0.02)	(0.14)	(0.11)
Net earnings (loss)	$(0.80)	$(0.90)	$0.87	$1.11

Diluted average shares (thousands)	164,422	164,709	166,047	165,828

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$512	$383
Receivables	744	943
Inventories	1,035	1,117
Prepaid expenses	80	107
Total current assets	2,371	2,550

Property, plant and equipment, net	2,445	2,632
Goodwill	1,893	2,059
Other assets	1,193	1,178

Total assets	$7,902	$8,419

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$488	$322
Current portion of asbestos-related liabilities	143	150
Accounts payable	1,137	1,144
Other liabilities	535	638
Total current liabilities	2,303	2,254

Long-term debt	2,972	3,245
Asbestos-related liabilities	292	298
Other long-term liabilities	991	1,019
Share owners’ equity	1,344	1,603

Total liabilities and share owners’ equity	$7,902	$8,419

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31		Year ended December 31
	2014	2013	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$(121)	$(150)	$172	$197
Loss from discontinued operations	1	3	23	18
Non-cash charges
Depreciation and amortization	105	108	448	429
Pension expense	5	24	43	101
Restructuring, asset impairment and related charges	(3)	109	76	119
Pension settlement charges	65		65
Future asbestos-related costs	135	145	135	145
Cash Payments
Pension contributions	(3)	(73)	(28)	(96)
Asbestos-related payments	(76)	(50)	(148)	(158)
Cash paid for restructuring activities	(13)	(24)	(58)	(78)
Change in components of working capital	429	433	117	124
Other, net (a)	(34)	(74)	(147)	(101)
Cash provided by continuing operating activities	490	451	698	700
Cash utilized in discontinued operating activities	(1)	(11)	(23)	(18)
Total cash provided by operating activities	489	440	675	682

Cash flows from investing activities:
Additions to property, plant and equipment	(79)	(122)	(369)	(361)
Acquisitions, net of cash acquired	(115)	(4)	(114)	(4)
Other, net	6	(27)	28	(37)
Cash utilized in investing activities	(188)	(153)	(455)	(402)

Cash flows from financing activities:
Changes in borrowings, net	(11)	(105)	7	(264)
Issuance of common stock			5	19
Treasury shares purchased	(20)	(13)	(32)	(33)
Distributions to noncontrolling interests		(1)	(37)	(22)
Other, net	(11)	(4)	(13)	(21)
Cash utilized in financing activities	(42)	(123)	(70)	(321)
Effect of exchange rate fluctuations on cash	(11)		(21)	(7)
Increase (decrease) in cash	248	164	129	(48)
Cash at beginning of period	264	219	383	431
Cash at end of period	$512	$383	$512	$383

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended December 31		Year ended December 31
	2014	2013	2014	2013
Net sales:
Europe	$589	$658	$2,794	$2,787
North America	460	477	2,003	2,002
South America	333	366	1,159	1,186
Asia Pacific	209	252	793	966
Reportable segment totals	1,591	1,753	6,749	6,941

Other	12	8	35	26
Net sales	$1,603	$1,761	$6,784	$6,967

Segment operating profit (a):

Europe	$53	$38	$353	$305
North America	26	53	240	307
South America	72	72	227	204
Asia Pacific	29	32	88	131

Reportable segment totals	180	195	908	947

Items excluded from segment operating profit:
Retained corporate costs and other	(21)	(27)	(100)	(119)
Items not considered representative of ongoing operations (b)	(207)	(254)	(291)	(264)

Interest expense, net (b)	(69)	(51)	(230)	(229)
Earnings (loss) from continuing operations before income taxes	$(117)	$(137)	$287	$335

Segment operating profit margin (c):

Europe	9.0%	5.8%	12.6%	10.9%
North America	5.7%	11.1%	12.0%	15.3%
South America	21.6%	19.7%	19.6%	17.2%
Asia Pacific	13.9%	12.7%	11.1%	13.6%

Reportable segment margin totals	11.3%	11.1%	13.5%	13.6%

(a)                   Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)                   Reference reconciliation to adjusted earnings.

(c)                    Segment operating profit margin is segment operating profit divided by segment sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2014	2013	2014	2013

Earnings (loss) from continuing operations attributable to the Company	$(130)	$(144)	$167	$202
Items impacting cost of goods sold:
Restructuring, asset impairment and related charges			8
Pension settlement charges	50		50
Items impacting selling and administrative expense:
Pension settlement charges	15		15
Items impacting equity earnings			5
Items impacting other expense, net:
Charges for asbestos related costs	135	145	135	145
Restructuring, asset impairment and other charges	7	109	78	119
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	20		20	11
Items impacting income tax:
Net benefit for income tax on items above	(14)	(13)	(34)	(14)
Net benefit for certain tax adjustments	(8)		(8)
Items impacting net earnings (loss) attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(12)		(13)
Total adjusting items	205	229	269	248

Adjusted earnings	$75	$85	$436	$450

Diluted average shares (thousands)	164,422	164,709	166,047	165,828

Earnings (loss) per share from continuing operations (diluted)	$(0.79)	$(0.88)	$1.01	$1.22
Adjusted earnings per share	$0.46	$0.51	$2.63	$2.72

The above reconciliation to adjusted earnings describes the items that management considers not representative of ongoing operations.